UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2011

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 21, 2011, POZEN Inc., a Delaware corporation (POZEN), entered into a License Agreement (the “Agreement”) with Cilag GmbH International (“Cilag”), a division of Johnson & Johnson, for the exclusive development and commercialization of MT 400 in Brazil, Colombia, Ecuador and Peru.  MT 400 is POZEN’s proprietary combination of sumatriptan and naproxen sodium, a multiple mechanism triptan therapy for the treatment of acute migraine.  In June 2003, POZEN licensed rights to MT 400 in the United States to GlaxoSmithKline (“GSK”), who markets a different dose of MT 400 as Treximet® (sumatriptan and naproxen sodium).

Under the terms of the Agreement, Cilag will make a nominal, initial upfront payment to POZEN, which is refundable under certain conditions, followed by a nominal milestone payment to POZEN upon the approval of MT 400 by the National Health Surveillance Agency of Brazil.  POZEN will also receive a high single digit royalty on net sales of MT 400 during the first 10 years of sales, followed by a low single digit royalty during the next 5 years.

Cilag will be responsible for the manufacturing, development and commercialization of MT 400.  The Agreement, unless earlier terminated, will expire on a country-by-country basis upon the 15th anniversary of the first commercial sale of MT 400 in each country.  Either party has the right to terminate upon any material breach of the Agreement by the other party, if the breaching party has not cured the breach within sixty (60) days after written notice to cure has been given by the non-breaching party. In the case of POZEN’s termination for uncured breach by Cilag, POZEN may terminate the Agreement with respect to the country or countries to which the breach relates.  In addition, Cilag may terminate the Agreement as a whole or on a country-by-country basis upon thirty (30) days’ notice prior to the approval of MT 400 in any country of the Territory and ninety (90) days’ notice if MT 400 has been not yet been approved for sale in any country of the Territory.  If the Agreement is terminated by Cilag at will, Cilag will transfer MT 400 and all rights back to POZEN and will grant POZEN a license to use the trademark for MT 400 in the Territory.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. The statements herein are qualified be reference to the Agreement, which is incorporated by reference herein.

On March 23, 2011, POZEN issued a press release titled “POZEN Announces Licensing Deal with Cilag GmbH, a Division of Johnson & Johnson, for MT 400, Migraine Treatment,” a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2010. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.
Neither the filing of any press release as an exhibit to this Current Report on Form 8-K nor the inclusion in that press release of a reference to POZEN’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report on Form 8-K. The information available at such Internet address is not part of this Current Report on Form 8-K or any other report filed by POZEN with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN Inc.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  March 24, 2011